Exhibit 4.7
                                                                EXECUTION COPY





                                  SCIOS INC.,


                               JOHNSON & JOHNSON


                                      AND


                    WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                  as Trustee


                         FIRST SUPPLEMENTAL INDENTURE


                          Dated as of April 29, 2003




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                         FIRST SUPPLEMENTAL INDENTURE dated as of April 29,
                    2003, among SCIOS INC., a Delaware corporation (the "Company"), JOHNSON & JOHNSON, a New Jersey corporation ("Parent"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the "Trustee").


          WHEREAS, pursuant to the Indenture dated as of August 5, 2002 (the "Indenture"), between the Company and the Trustee, the Company issued $150,000,000 aggregate principal amount of 5.50% Convertible Subordinated Notes Due 2009 (the "Securities");

          WHEREAS, pursuant to the Agreement and Plan of Merger dated as of February 10, 2003 (the "Merger Agreement"), among Parent, Saturn Merger Sub, Inc, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Sub has agreed to merge (the "Merger") with and into the Company, with the Company being the surviving corporation in the Merger, and following which the Company will be a wholly owned subsidiary of Parent;

          WHEREAS, pursuant to the Merger Agreement, as of the effective time of the Merger (the "Effective Time") (a) each issued and outstanding share of common stock, par value $.001 per share, of the Company ("Scios Common Stock"), other than shares directly owned by the Company, Parent or Sub, shall be converted into the right to receive $45.00 in cash without interest and (b) each issued and outstanding share of Series B preferred stock, par value $.001 per share, of the Company (the "Scios Preferred Stock"), other than shares directly owned by the Company, Parent or Sub, shall be converted into the right to receive $4,500.00 in cash without interest;

          WHEREAS, pursuant to Section 10.7 of the Indenture, as a result of the Merger, the Company is required to execute and deliver to the Trustee a supplemental indenture;

          WHEREAS Parent desires to unconditionally and irrevocably guarantee, on a subordinated basis, the obligations of the Company under the Indenture and the Securities on the terms and conditions set forth herein;

          WHEREAS, Section 9.1 of the Indenture provides that the Company, when authorized by resolutions of the Board of Directors of the Company, the Company and the Trustee may from time to time and at any time enter into a supplemental indenture, without the consent of any Holder of the Securities, to, among other things, (i) comply with Section 10.7 of the Indenture and (ii) make any change that would provide any additional rights or benefits to the Holders of the Securities or that does not adversely affect the legal rights under the Indenture or any such Holders; and


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          WHEREAS, the Company and Parent have complied with all conditions precedent provided for in the Indenture relating to this First Supplemental Indenture.

          NOW, THEREFORE, the Company, Parent and the Trustee hereby agree for the equal and ratable benefit of the Holders of the Securities as follows:


                                  ARTICLE I

                                 Definitions

          SECTION 1.1. DEFINITIONS. (a) Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

          (b) Section 1.1 of the Indenture is hereby amended to add the following definitions:

          "DESIGNATED PARENT SENIOR INDEBTEDNESS" means Parent Senior Indebtedness in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which Parent is a party) expressly provides that such Parent Senior Indebtedness shall be "Designated Parent Senior Indebtedness" for purposes of the Indenture (provided that such instrument, agreement or other document may place limitations and conditions on the right of such Parent Senior Indebtedness to exercise the rights of Designated Parent Senior Indebtedness). If any payment made to any holder of any Designated Parent Senior Indebtedness or its Representative with respect to such Designated Parent Senior Indebtedness is rescinded or must otherwise be returned by such holder or Representative upon the insolvency, bankruptcy or reorganization of Parent or otherwise, the reinstated Indebtedness of Parent arising as a result of such rescission or return shall constitute Designated Parent Senior Indebtedness effective as of the date of such rescission or return.

          "EFFECTIVE TIME" means the time at which the merger of Saturn Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, with and into the Company, with the Company as the surviving corporation, becomes effective.

          "PARENT" means Johnson & Johnson, a New Jersey corporation, having its principal office at One Johnson & Johnson Plaza, New Brunswick, NJ 08933.

          "PARENT RESOLUTION" means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the board of directors or finance committee of Parent and to be in full force and effect on the date of such certification, and delivered to the Trustee.

          "PARENT OFFICERS' CERTIFICATE" means a certificate signed by two Officers of Parent.


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          "PARENT SENIOR INDEBTEDNESS" means the principal of, premium, if any, interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) and rent payable on or in connection with, and all fees, costs, expenses and other amounts accrued or due on or in connection with, Indebtedness of Parent, whether outstanding on the date of this First Supplemental Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Parent (including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing), unless in the case of any particular Indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall not be senior in right of payment to Parent's guarantees under Section 3.1 of this Supplemental Indenture or expressly provides that such Indebtedness is "pari passu" or "junior" to Parent's guarantees under
Section 3.1 of this Supplemental Indenture. Notwithstanding the foregoing, the term "Parent Senior Indebtedness" shall not include any Indebtedness of Parent to any subsidiary of Parent, all of the outstanding voting stock of which is owned, directly or indirectly, by Parent. If any payment made to any holder of any Parent Senior Indebtedness or its Representative with respect to such Parent Senior Indebtedness is rescinded or must otherwise be returned by such holder or Representative upon the insolvency, bankruptcy or reorganization of Parent or otherwise, the reinstated Indebtedness of Parent arising as a result of such rescission or return shall constitute Parent Senior Indebtedness effective as of the date of such rescission or return.

          (c) Each reference to "the Company" in the definitions of the terms "Indebtedness" and "Officer" in Section 1.1 of the Indenture is hereby deleted and replaced with a reference to "such Person".


                                  ARTICLE II

          SECTION 2.1. CONVERSION RIGHT. Notwithstanding any provisions of the Indenture or the Securities to the contrary, subject to and upon compliance with the provisions of this Article II of this First Supplemental Indenture, the Holder of any Security outstanding at the Effective Time of the Merger shall have the right, at the Effective Time and at any time thereafter during the period such Security shall be convertible as specified in paragraph 9 of the Securities, to convert such Security only into an amount in cash equal to the product of the number of shares of Company Common Stock into which such Security was convertible immediately prior to the Effective Time and $45.00 in cash, without interest thereon. The Company acknowledges that immediately preceding the Effective Time the Conversion Price was $39.30 and that as a result of the Merger each $1,000 aggregate principal amount of the Securities shall be convertible only into the right to receive $1,145.04 in cash without interest thereon.


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          SECTION 2.2. CONVERSION PROCEDURE. Notwithstanding any provisions of the Indenture or the Securities to the contrary, in order to convert a Security, a Holder must (1) deliver to a Conversion Agent written notice in form satisfactory to the Company that the Holder elects to convert such Security into cash which notice shall also state the name (with address) in which the cash shall be issued, (2) surrender the Security to a Conversion Agent, (3) furnish appropriate endorsements and transfer documents if required by the Registrar or Conversion Agent, (4) pay the amount of interest, if any, the Holder may be paid as provided in the immediately succeeding sentence of this paragraph, and (5) pay any transfer or similar tax if required pursuant to Section 1.3 hereof. If any Security is converted during the period from, but excluding, a record date for the payment of interest to, but excluding, the next succeeding interest payment date, unless such Security has been called for redemption on a redemption date between such dates, such Security, when surrendered for conversion, must be accompanied by payment of an amount equal to the interest payable to the registered Holder on such interest payment date on the principal amount so converted. Except as provided in the immediately preceding sentence, no payment or adjustment for the principal of, premium, if any, interest on or liquidated damages with respect to, the Securities will be made. The following sentence does not apply in the case of a Security or portions of a Security called for redemption or subject to repurchase following a Change in Control during that period. A Security which the Holder has elected to be repurchased may be converted only if the Holder withdraws its election to have such Security repurchased in accordance with the terms of the Indenture before the close of business on the business day prior to the Repurchase Date. A Holder may convert a portion of a Security if the portion is $1,000 principal amount or an integral multiple of $1,000 principal amount. Upon surrender of a Security that is converted in part the Trustee shall authenticate for the Holder a new Security equal in principal amount to the unconverted portion of the Security surrendered. If the last day on which a Security may be converted is a Legal Holiday in a place where a Conversion Agent is located, the Security may be surrendered to that Conversion Agent on the next succeeding day that is not a Legal Holiday.

          As soon as practicable after satisfaction of the requirements listed above, the Company shall cause to be issued or delivered at the office of the Conversion Agent to such Holder, or on his written order, a check representing the amount of cash into which such Security may be converted.

          SECTION 2.3. TAX CONSIDERATIONS. If a Holder converts its Security, the Company shall pay any documentary, stamp or similar issue or transfer tax due in respect of the payment of cash upon the conversion. However, the Holder shall pay any such tax which is due in respect of any transfer involved in the issuance and delivery of any check in a name other than the Holder's name.


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                                 ARTICLE III

                                  GUARANTEE

          SECTION 3.1. GUARANTEE. Parent hereby unconditionally and irrevocably guarantees, as a primary obligor and not merely as a surety, to each Holder and to the Trustee and its successors and assigns (a) the full and punctual payment of principal of, premium, if any, and interest (including liquidated damages (as defined in the Indenture), if any) in respect of the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture (including obligations to the Trustee) and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company under the Indenture and the Securities (all the foregoing being hereinafter collectively called the "Obligations"). Parent further agrees that the Obligations may be extended or renewed, in whole or in part, without notice or further assent from it, and that it will remain bound under this Article III notwithstanding any extension or renewal of any Obligation.

          Parent waives presentation to, demand of payment from and protest to the Company of any of the Obligations and also waives notice of protest for nonpayment. Parent waives notice of any default under the Securities or the Obligations. The obligations of Parent under this Section 3.1 shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under the Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any Obligation; (c) any rescission, waiver, amendment, modification or supplement of any of the terms or provisions of the Indenture, the Securities or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Obligations; or (f) any change in the ownership of the Company.

          Parent further agrees that its guarantees under this Section 3.1 constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Obligations.

          The guarantee of Parent under this Section 3.1 shall, to the extent and in the manner set forth in Article IV of this First Supplemental Indenture, be subordinated and subject in right of payment to the prior payment in full of all Parent Senior Indebtedness and is made subject to the provisions of Article IV of this First Supplemental Indenture.

          Except as set forth in Section 3.2 of this First Supplemental Indenture, the obligations of Parent under this Section 3.1 shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense,


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setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of Parent under this Section 3.1 shall not be discharged or impaired or otherwise affected by any default, failure or delay, wilful or otherwise, in the performance of the Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Parent or would otherwise operate as a discharge of Parent as a matter of law or equity.

          Parent agrees that its guarantee under this Section 3.1 shall remain in full force and effect until payment in full of all the Obligations. Parent further agrees that its guarantee under this Section 3.1 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

          In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee may have at law or in equity against Parent by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Obligation, Parent hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Obligations, (ii) accrued and unpaid interest on such Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Obligations of the Company to the Holders and the Trustee.

          Parent agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations and all obligations to which the Obligations are subordinated as provided in Article IV of this First Supplemental Indenture. Parent further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article VI of the Indenture for the purposes of the guarantee under this
Section 3.1, and (y) in the event of any declaration of acceleration of such Obligations as provided in Article VI of the Indenture, such Obligations (whether or not due and payable) shall forthwith become due and payable by Parent for the purposes of this Section 3.1.

          Parent also agrees to pay any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 3.1.

          SECTION 3.2. LIMITATION ON LIABILITY. Any term or provision of the Indenture to the contrary notwithstanding, the maximum aggregate amount of the Obligations guaranteed under this Section 3.1 by Parent shall not exceed the maximum amount that can be hereby guaranteed without rendering the Indenture, as it relates to


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Parent, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

          SECTION 3.3. SUCCESSORS AND ASSIGNS. This Article III shall be binding on Parent and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in the Indenture and in the Securities shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of the Indenture.


                                  ARTICLE IV

                        SUBORDINATION OF THE GUARANTEE

          SECTION 4.1. Agreement to Subordinate. Parent covenants and agrees, and each Person holding any Security, whether upon original issue or upon transfer, assignment or exchange thereof, accepts and agrees, that the obligations of Parent under Section 3.1 of this First Supplemental Indenture with respect to the payment of the principal of, premium, if any, and interest (including liquidated damages (as defined in the Indenture), if any) on all Securities (including, but not limited to, the redemption price with respect to Securities called for redemption in accordance with Section 3.1 of the Indenture) issued under the Indenture shall, to the extent and in the manner set forth in this Article IV, be subordinated and subject in right of payment to the prior payment in full of all Parent Senior Indebtedness and that the subordination is for the benefit of the holders of Parent Senior Indebtedness.

          No provision of this Article IV shall prevent the occurrence of any default or Event of Default under the Indenture.

          SECTION 4.2. PAYMENTS TO HOLDERS. Parent shall not make any payment pursuant to its obligations under Section 3.1 of this First Supplemental Indenture with respect to any of the Obligations (including, but not limited to, the redemption price with respect to the Securities to be called for redemption in accordance with Section 3.1 of the Indenture) if:

          (a) a default in the payment of principal, premium, if any, interest, rent or other obligations in respect of Parent Senior Indebtedness occurs and is continuing (a "Parent Payment Default"), unless and until such Parent Payment Default shall have been cured or waived or shall have ceased to exist; or

          (b) a default, other than a Parent Payment Default, on any Designated Parent Senior Indebtedness (a "Parent Non-Payment Default") occurs and is continuing that then permits holders of such Designated Parent Senior Indebtedness to accelerate its maturity and the Trustee receives a written notice of the default (a "Parent Payment Blockage Notice") from a holder of Designated Parent Senior Indebtedness, a Representative of Designated Parent Senior Indebtedness or Parent.


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          No Parent Non-Payment Default that existed or was continuing on the date of delivery of any Parent Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Parent Payment Blockage Notice.

          Parent may and shall resume payments on and distributions in respect of the Securities pursuant to its obligations under Section 3.1 of this First Supplemental Indenture, including any past scheduled payments of the principal of, premium, if any, and interest (including liquidated damages (as defined in the Indenture), if any) on such Securities to which the holders of the Securities would have been entitled but for the provisions of this Article IV:

          (1) in the case of a Parent Payment Default, on the date upon which such Parent Payment Default is cured or waived or ceases to exist; and

          (2) in the case of a Parent Non-Payment Default, the earlier of (i) the date upon which such default is cured or waived or ceases to exist or (ii) 179 days after the Parent Payment Blockage Notice is received by the Trustee if the maturity of such Designated Parent Senior Indebtedness has not been accelerated and no Parent Payment Default with respect to any Parent Senior Indebtedness has occurred which has not been cured or waived or ceased to exist (in such event clause (1) above shall instead be applicable), unless this Article IV otherwise prohibits such payment or distribution at the time of such payment or distribution.

          Upon any payment by Parent, or distribution of assets of Parent, whether in cash, property or securities, to creditors upon any dissolution or winding up or liquidation or reorganization of Parent, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all amounts due or to become due upon all Parent Senior Indebtedness shall first be paid in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms provided for in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, before any payment by Parent is made on account of the principal of, premium, if any, or interest (including liquidated damages (as defined in the Indenture), if any) on the Securities; and upon any such dissolution or winding up or liquidation or reorganization of Parent or bankruptcy, insolvency, receivership or other proceeding, any payment by Parent, or distribution of assets of Parent of any kind or character, whether in cash, property or securities, to which the holders of the Securities or the Trustee would be entitled, except for the provision of this Article IV, shall (except as aforesaid) be paid by Parent or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the holders of the Securities or by the Trustee under the Indenture if received by them or it, directly to the holders of Parent Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Parent Senior


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Indebtedness held by such holders, or as otherwise required by law or a court order) or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Parent Senior Indebtedness may have been issued, as their respective interests may appear, to the extent necessary to pay all Parent Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of Parent Senior Indebtedness, before any payment or distribution is made to the holders of the Securities or to the Trustee.

          For purposes of this Article IV, the words, "cash, property or securities" shall not be deemed to include shares of stock of Parent as reorganized or readjusted, or securities of Parent or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated at least to the extent provided in this Article IV with respect to Parent's guarantees under Section 3.1 of this Supplemental Indenture to the payment of all Parent Senior Indebtedness which may at the time be outstanding; provided that the Parent Senior Indebtedness is assumed by the new corporation, if any, resulting from any reorganization or readjustment.

          In the event of the acceleration of the Securities because of an Event of Default and a demand for payment is made on Parent pursuant to
Section 3.1 of this First Supplemental Indenture, no payment or distribution by Parent pursuant to any of its obligations under Section 3.1 of this First Supplemental Indenture shall be made to the Trustee or any holder of Securities in respect of the principal of, premium, if any, or interest (including liquidated damages (as defined in the Indenture), if any) on the Securities (including, but not limited to, the redemption price with respect to the Securities called for redemption in accordance with Section 3.1 of the Indenture) until all Parent Senior Indebtedness have been paid in full in cash or other payment satisfactory to the holders of Parent Senior Indebtedness or such acceleration is rescinded in accordance with the terms of the Indenture. If payment of the Securities is accelerated because of an Event of Default and a demand for payment is made on Parent pursuant to Article III of this First Supplemental Indenture, Parent shall promptly notify holders of Parent Senior Indebtedness of the acceleration.

          In the event that, notwithstanding the foregoing provisions, any payment or distribution of assets of Parent, whether in cash, property or securities (including, without limitation, by way of setoff or otherwise), prohibited by the foregoing provisions in this Section 4.2, shall be received by the Trustee or the holders of the Securities before all Parent Senior Indebtedness is paid in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, or provision is made for such payment thereof in accordance with its terms in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, such payment or distribution shall be held in trust for the benefit of and shall be paid over or delivered to the holders of Parent Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any Parent Senior Indebtedness may have been issued, as their respective interests may appear, as calculated by Parent, for application to the payment of any Parent Senior Indebtedness remaining unpaid to the extent necessary to pay all Parent Senior Indebtedness in full in cash or other payment satisfactory to the holders of such Parent Senior Indebtedness, after giving effect to any concurrent payment or distribution to or for the holders of such Parent Senior Indebtedness.

          Nothing in this Section 4.2 shall apply to claims of the Trustee under Section 7.7 of the Indenture or to payments to the Trustee made by Parent pursuant to its obligations under Section 3.1 of this First Supplemental Indenture with respect to Section 7.7 of the Indenture. This
Section 4.2 shall be subject to the further provisions of Section 4.5.

          SECTION 4.3. SUBROGATION OF SECURITIES. Subject to the payment in full of all Parent Senior Indebtedness, the rights of the holders of the Securities shall be subrogated, to the extent of the payments or distributions made to the holders of such Parent Senior Indebtedness pursuant to the provisions of this Article IV (equally and ratably with the holders of all indebtedness of Parent which by its express terms is subordinated to other indebtedness of Parent to substantially the same extent as the Securities are subordinated and is entitled to like rights of subrogation), to the rights of the holders of Parent Senior Indebtedness to receive payments or distributions of cash, property or securities of Parent applicable to the Parent Senior Indebtedness until the principal, premium, if any, and interest (including liquidated damages (as defined in the Indenture), if any) on the Securities shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of the Parent Senior Indebtedness of any cash, property or securities to which the holders of the Securities or the Trustee would be entitled except for the provisions of this Article IV, and no payment over pursuant to the provisions of this Article IV, to or for the benefit of the holders of Parent Senior Indebtedness by holders of the Securities or the Trustee, shall, as between Parent, its creditors other than holders of Parent Senior Indebtedness, and the holders of the Securities, be deemed to be a payment by Parent to or on account of the Parent Senior Indebtedness; and no payments or distributions of cash, property or securities to or for the benefit of the holders of the Securities pursuant to the subrogation provisions of this Article IV which would otherwise have been paid to the holders of Parent Senior Indebtedness shall be deemed to be a payment by Parent to or for the account of the Securities. It is understood that the provisions of this Article IV are and are intended solely for the purposes of defining the relative rights of the holders of the Securities, on the one hand, and the holders of the Parent Senior Indebtedness, on the other hand.

          Nothing contained in this Article IV or elsewhere in this First Supplemental Indenture, in the Indenture or in the Securities is intended to or shall impair, as among Parent, its creditors other than the holders of Parent Senior Indebtedness, and the holders of the Securities, the obligation of Parent, which is absolute and unconditional, to make payments pursuant to its obligations under Section 3.1 of this First Supplemental Indenture with respect to the payment of the principal of, premium, if any, and interest (including liquidated damages (as defined in the Indenture), if any) on the Securities as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the holders of the Securities and creditors of Parent other than the holders of the Parent Senior Indebtedness, nor shall anything herein or therein prevent the Trustee or the holder of any Security from exercising all remedies otherwise permitted by applicable law upon a default by Parent under its obligations under Section 3.1 of this First Supplemental Indenture, subject to the rights, if any, under this Article IV of the holders of Parent Senior Indebtedness in respect of cash, property or securities of Parent received upon the exercise of any such remedy.

          SECTION 4.4. AUTHORIZATION TO EFFECT SUBORDINATION. Each holder of a Security, whether upon original issue or upon transfer, assignment or exchange thereof, authorizes and directs the Trustee on the holder's behalf to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Article IV and appoints the Trustee to act as the holder's attorney-in-fact for any and all such purposes. If the Trustee does not file a proper proof of claim or proof of debt in the form required in any proceeding referred to in Section 6.9 of the Indenture at least thirty (30) days before the expiration of the time to file such claim, the holders of any Parent Senior Indebtedness or their representatives are hereby authorized to file an appropriate claim for and on behalf of the holders of the Securities.

          SECTION 4.5. NOTICE TO TRUSTEE. During any period for which a demand for payment by Parent pursuant to Article III remains outstanding, Parent shall give prompt written notice in the form of a Parent Officers' Certificate to a Trust Officer of the Trustee having responsibility for the administration of the trust established by the Indenture and to any paying agent of any fact known to Parent which would prohibit the making of any payment of monies to or by the Trustee or any paying agent in respect of the Securities pursuant to the provisions of this Article IV. Notwithstanding the provisions of this
Article IV or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment of monies to or by the Trustee in respect of the Securities pursuant to the provisions of this Article IV, unless and until a Trust Officer of the Trustee having responsibility for the administration of the trust established by the Indenture shall have received written notice thereof from Parent (in the form of a Parent Officers' Certificate) or a holder or holders of Parent Senior Indebtedness or from any trustee thereof; and before the receipt of any such written notice, the Trustee shall be entitled in all respects to assume that no such facts exist; provided that if on a date not less than three (3) Business Days prior to the date upon which by the terms hereof any such monies may become payable for any purpose (including, without limitation, the payment of the principal of, or premium, if any, or interest (including liquidated damages (as defined in the Indenture), if any) on any Security) the Trustee shall not have received, with respect to such monies, the notice provided for in this Section 4.5, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to apply monies received to the purpose for which they were received, and shall not be affected by any notice to the contrary which may be received by it on or after such prior date.

          The Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a person representing himself or herself to be a holder of Parent Senior Indebtedness (or a trustee on behalf of such holder) to establish that such notice has been given by a holder of Parent Senior Indebtedness or a trustee on behalf of any such holder or holders. The Trustee shall not be required to make any payment or distribution to or on behalf of a holder of Parent Senior Indebtedness pursuant to this Article IV unless it has received reasonably satisfactory evidence as to the amount of Parent Senior Indebtedness held by such person, the extent to which such person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such person under this Article IV.

          SECTION 4.6. TRUSTEE'S RELATION TO PARENT SENIOR INDEBTEDNESS. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article IV in respect of any Parent Senior Indebtedness at any time held by it, to the same extent as any other holder of Parent Senior Indebtedness, and nothing in this First Supplemental Indenture, in Section
7.11 of the Indenture or elsewhere in the Indenture shall deprive the Trustee of any of its rights as such holder.

          With respect to the holders of Parent Senior Indebtedness, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article IV, and no implied covenants or obligations with respect to the holders of Parent Senior Indebtedness shall be read into the Indenture against the Trustee. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Parent Senior Indebtedness.

          SECTION 4.7. NO IMPAIRMENT OF SUBORDINATION. No right of any present or future holder of any Parent Senior Indebtedness to enforce subordination as provided in this Article IV shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of Parent or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by Parent with the terms, provisions and covenants of the Indenture, regardless of any knowledge thereof with which any such holder may have or otherwise be charged.

          SECTION 4.8. ARTICLE APPLICABLE TO PAYING AGENTS. If at any time any paying agent other than the Trustee shall have been appointed by the Company and be then acting under the Indenture, the term "Trustee" as used in this
Article IV shall (unless the context otherwise requires) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article IV in addition to or in place of the Trustee; provided, however, that the first paragraph of Section 4.5 shall not apply to Parent or any Affiliate of Parent if it or such Affiliate acts as paying agent.

          The Trustee shall not be responsible for the actions or inactions of any other paying agents (including Parent if acting as its own paying agent) and shall have no control of any funds held by such other paying agents.

          SECTION 4.9. PARENT SENIOR INDEBTEDNESS ENTITLED TO RELY. The holders of Parent Senior Indebtedness (including, without limitation, Designated Parent Senior Indebtedness) shall have the right to rely upon this
Article IV.

          SECTION 4.10. RELIANCE ON JUDICIAL ORDER OR CERTIFICATE OF LIQUIDATING AGENT. Upon any payment or distribution of assets of Parent referred to in this Article IV, the Trustee and the Holders shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, liquidating trustee, custodian, receiver, assignee for the benefit of creditors, agent or other person making such payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of Parent Senior Indebtedness and other indebtedness of Parent, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IV.


                                  ARTICLE V

                           MISCELLANEOUS AMENDMENTS

          SECTION 5.1. Section 3.7 is hereby amended as follows: the first, sixth, eighth and tenth references to "the Company" are hereby deleted and replaced with "the Company and Parent".

          SECTION 5.2. Section 3.8 is hereby deleted in its entirety and replaced with a reference to "[Reserved]".

          SECTION 5.3. The first, second, third, fourth, fifth and sixth references to "the Company" in Section 4.3 of the Indenture are hereby deleted and replaced with references to "the Company and Parent".

          SECTION 5.4. Section 9.1 of the Indenture is hereby amended so that the beginning of the first paragraph thereof reads "Without the consent of the Holders of the Securities, the Company when authorized by a Board Resolution, and the Parent when authorized by a Parent Resolution, and the Trustee may".

          SECTION 5.5. Section 9.2 of the Indenture is hereby amended so that
(i) the beginning of the first sentence of the first paragraph thereof reads "The Company when authorized by a Board Resolution, and the Parent when authorized by a Parent Resolution, and the Trustee may", (ii) "or Parent, as the case may be," is inserted after the reference to "the Company" in the second sentence of the first paragraph, (iii) "or Parent

Senior Indebtedness" is inserted after all references to "Senior Indebtedness" in the second paragraph and (iv) "or the First Supplemental Indenture" is inserted after the reference to "Section Twelve" in the second paragraph.

          SECTION 5.6. Sections 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7 and
10.8 are hereby deleted in their entirety and replaced with a reference to "[Reserved]". All references in the Indenture and the Securities to the aforementioned Sections within said Article X of the Indenture shall be deemed to be references to the appropriate Sections of this First Supplemental Indenture.

          SECTION 5.7. The heading and provisions of Section 12.9 of the Indenture are hereby deleted in their entirety and replaced with a reference to "[Reserved]".


                                  ARTICLE VI

                  ACCEPTANCE OF FIRST SUPPLEMENTAL INDENTURE

          SECTION 6.1. TRUSTEE'S ACCEPTANCE. The Trustee hereby accepts this First Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.


                                 ARTICLE VII

                           Miscellaneous Provisions

          SECTION 7.1. EFFECTIVENESS OF FIRST SUPPLEMENTAL INDENTURE. This First Supplemental Indenture shall be effective as of the Effective Time. In the event the Merger Agreement shall be terminated or the Merger shall otherwise not become effective, this First Supplemental Indenture shall be null and void and without effect.

          SECTION 7.2. EFFECT OF FIRST SUPPLEMENTAL INDENTURE. Upon the execution and delivery of this First Supplemental Indenture by the Company, Parent and the Trustee, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

          SECTION 7.3. INDENTURE REMAINS IN FULL FORCE AND EFFECT. Except as supplemented or amended hereby, all other provisions in the Indenture and the Securities, to the extent not inconsistent with the terms and provisions of this First Supplemental Indenture, shall remain in full force and effect.

          SECTION 7.4. Incorporation of Indenture. All the provisions of this First Supplemental Indenture shall be deemed to be incorporated in, and made a part of, the

Indenture; and the Indenture, as supplemented and amended by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

          SECTION 7.5. ADDRESS OF PARENT FOR NOTICES. Any notice, request or communication by Parent or the Trustee to the other is duly given if in writing and delivered in person, mailed by first-class mail or by express delivery to the other's address, in the case of the Trustee, stated in Section
13.2 of the Indenture or, in the case of Parent, stated below:

          Johnson & Johnson
          One Johnson & Johnson Plaza
          New Brunswick, NJ 08933
          Attention:  Treasurer

If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it. All notices or communications shall be in writing.

          SECTION 7.6. HEADINGS. The headings of the Articles and Sections of this First Supplemental Indenture are inserted for convenience of reference and shall not be deemed to be a part thereof.

          SECTION 7.7. COUNTERPARTS. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          SECTION 7.8. CONFIRMATION AND PRESERVATION OF INDENTURE. The Indenture as supplemented and amended by this First Supplemental Indenture is in all respects confirmed and preserved.

          SECTION 7.9. CONFLICT WITH TRUST INDENTURE ACT. If any provision of this First Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this First Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this First Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this First Supplemental Indenture, as the case may be.

          SECTION 7.10. SUCCESSORS. All covenants and agreements in this First Supplemental Indenture by the Company and Parent shall be binding upon and accrue to benefit of their respective successors. All covenants and agreements in this First Supplemental Indenture by the Trustee shall be binding upon and accrue to the benefit of its successors.

          SECTION 7.11. SEPARABILITY CLAUSE. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

          SECTION 7.12. BENEFITS OF FIRST SUPPLEMENTAL INDENTURE. Nothing in this First Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the holders, any benefit of any legal or equitable right, remedy or claim under this First Supplemental Indenture, the Indenture or the Securities.

          SECTION 7.13. TRUSTEE NOT RESPONSIBLE FOR RECITALS. The recitals herein contained are made by the Company and Parent, and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

          SECTION 7.14. CERTAIN DUTIES AND RESPONSIBILITIES OF THE TRUSTEE. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided, and the Trustee shall not be under any responsibility to determine the correctness of any provisions contained in this First Supplemental Indenture relating to the amount of cash receivable by Holders upon the conversion of their Securities.

          SECTION 7.15. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW, SHALL GOVERN THIS FIRST SUPPLEMENTAL INDENTURE.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the day and year first above written.

                                        SCIOS INC.,

                                          by
                                               /s/ Matthew R. Hooper
                                             --------------------------------
                                            Name:  Matthew R. Hooper
                                            Title: Vice President and
                                                   General Counsel



                                        JOHNSON & JOHNSON,

                                          by
                                               /s/ John A. Papa
                                            ---------------------------------
                                            Name:  John A. Papa
                                            Title: Treasurer


                                        WELLS FARGO BANK, NATIONAL
                                        ASSOCIATION, as Trustee,

                                          by
                                               /s/ Robert Schneider
                                            --------------------------------
                                            Name:  Robert Schneider
                                            Title: Vice President